Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2025 Financial Results

LUBBOCK, Texas, April 24, 2025 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2025.

First Quarter 2025 Highlights

●	Net income for the first quarter of 2025 was $12.3 million, compared to $16.5 million for the fourth quarter of 2024 and $10.9 million for the first quarter of 2024.
●	Diluted earnings per share for the first quarter of 2025 was $0.72, compared to $0.96 for the fourth quarter of 2024 and $0.64 for the first quarter of 2024.
●	Average cost of deposits for the first quarter of 2025 was 219 basis points, compared to 229 basis points for the fourth quarter of 2024 and 241 basis points for the first quarter of 2024.
●	Net interest margin, on a tax-equivalent basis, was 3.81% for the first quarter of 2025, compared to 3.75% for the fourth quarter of 2024 and 3.56% for the first quarter of 2024.
●	Nonperforming assets to total assets were 0.16% at March 31, 2025, compared to 0.58% at December 31, 2024 and 0.10% at March 31, 2024.
●	Return on average assets for the first quarter of 2025 was 1.16%, compared to 1.53% for the fourth quarter of 2024 and 1.04% for the first quarter of 2024.
●	Tangible book value (non-GAAP) per share was $26.05 as of March 31, 2025, compared to $25.40 as of December 31, 2024 and $23.56 as of March 31, 2024.
●	The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at March 31, 2025 were 17.93%, 13.59%, and 12.04%, respectively.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “We delivered strong first quarter results highlighted by solid deposit growth, healthy margin expansion as our cost of funds continued to improve, and loan growth that was in line with our expectations. Additionally, the credit quality of our loan portfolio continued to strengthen in the quarter which is a testament to our conservative culture and proactive approach to managing credit. While the outlook is uncertain, we believe that we are in an advantageous position relative to our peers and are actively looking to expand in both our metropolitan and rural markets. We have the liquidity, capital, and team to take advantage of opportunities that come our way. While the economy may slow and businesses may reduce their risk appetites, we will be ready to meet the needs of our customers in these uncertain times. We will also continue to add experienced lenders who fit our culture and want to bring their customers to a better, more stable bank. However, we will maintain our conservative credit culture and will never sacrifice credit quality for growth as we work to maintain the strong credit quality of our loan portfolio. While we see many opportunities to continue growing the Bank, we believe our share price does not reflect the value that we are creating. As a result, we spent $8.3 million to repurchase 250,000 shares in the first quarter, leaving approximately $7 million under our previously announced share repurchase program.”

Results of Operations, Quarter Ended March 31, 2025

Net Interest Income

Net interest income was $38.5 million for the first quarter of 2025, compared to $38.5 million for the fourth quarter of 2024 and $35.4 million for the first quarter of 2024. Net interest margin, calculated on a tax-equivalent basis, was 3.81% for the first quarter of 2025, compared to 3.75% for the fourth quarter of 2024 and 3.56% for the first quarter of 2024. The average yield on loans was 6.67% for the first quarter of 2025, compared to 6.69% for the fourth quarter of 2024 and 6.53% for the first quarter of 2024. The average cost of deposits was 219 basis points for the first quarter of 2025, which is 10 basis points lower than the fourth quarter of 2024 and 22 basis points lower than the first quarter of 2024.

Interest income was $59.9 million for the first quarter of 2025, compared to $61.3 million for the fourth quarter of 2024 and $58.7 million for the first quarter of 2024. Interest income decreased $1.4 million in the first quarter of 2025 from the fourth quarter of 2024, which was primarily comprised of a decrease of $692 thousand in loan interest income and a decrease of $408 thousand in interest income on other earning assets. The decline in interest income was due primarily to fewer days in the first quarter as compared to the fourth quarter of 2024. Interest income increased $1.2 million in the first quarter of 2025 compared to the first quarter of 2024. This increase was primarily due to an increase of average loans of $60.0 million and higher loan interest rates during the period, resulting in growth of $1.6 million in loan interest income.

Interest expense was $21.4 million for the first quarter of 2025, compared to $22.8 million for the fourth quarter of 2024 and $23.4 million for the first quarter of 2024. Interest expense decreased $1.4 million compared to the fourth quarter of 2024 and decreased $2.0 million compared to the first quarter of 2024. The $1.4 million decrease was primarily as a result of a 19 basis point decline in the cost of interest-bearing deposits and fewer days in the quarter, partially offset by an increase of $50.0 million in average interest-bearing deposits in the first quarter of 2025 as compared to the fourth quarter of 2024. The $2.0 million decrease was primarily as a result of a 34 basis point decline in the cost of interest-bearing deposits, partially offset by an increase of $83.4 million in average interest-bearing deposits in the first quarter of 2025 as compared to the first quarter of 2024.

Noninterest Income and Noninterest Expense

Noninterest income was $10.6 million for the first quarter of 2025, compared to $13.3 million for the fourth quarter of 2024 and $11.4 million for the first quarter of 2024. The decrease from the fourth quarter of 2024 was primarily due to a decrease of $2.8 million in mortgage banking revenues, mainly as a result of a decrease of $3.0 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value decreased in the first quarter of 2025. The decrease in noninterest income for the first quarter of 2025 as compared to the first quarter of 2024 was primarily due to a decrease of $1.8 million in mortgage banking activities revenue mainly from a decrease of $1.6 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value decreased in the first quarter of 2025. This decrease in mortgage banking activities revenue was partially offset by growth in service charges on deposits revenue and bank card services and interchange revenue.

Noninterest expense was $33.0 million for the first quarter of 2025, compared to $29.9 million for the fourth quarter of 2024 and $31.9 million for the first quarter of 2024. The $3.1 million increase from the fourth quarter of 2024 was largely the result of an increase of $2.1 million in personnel expenses, primarily from annual salary adjustments, increased health insurance costs as the fourth quarter of 2024 included annual rebates received, and increased annual incentive compensation expense. There were also increases in net occupancy expense, professional service expenses, and the ineffectiveness related to fair value hedges on municipal securities. The increase in noninterest expense for the first quarter of 2025 as compared to the first quarter of 2024 was largely the result of an increase of $453 thousand in personnel expenses, largely a result of annual salary adjustments.

Loan Portfolio and Composition

Loans held for investment were $3.08 billion as of March 31, 2025, compared to $3.06 billion as of December 31, 2024 and $3.01 billion as of March 31, 2024. The increase of $20.8 million, or 2.7% annualized, during the first quarter of 2025 as compared to the fourth quarter of 2024 occurred primarily as a result of organic loan growth experienced in commercial owner-occupied real estate loans and commercial goods and services loans, partially offset by a seasonal decrease in agricultural production loans. As of March 31, 2025, loans held for investment increased $64.1 million, or 2.1%, from March 31, 2024, primarily attributable to organic loan growth, occurring broadly across the real estate and commercial loan segments, partially offset by decreases in auto loans and other consumer loans.

Deposits and Borrowings

Deposits totaled $3.79 billion as of March 31, 2025, compared to $3.62 billion as of December 31, 2024 and $3.64 billion as of March 31, 2024. Deposits increased by $171.6 million, or 4.7%, in the first quarter of 2025 from December 31, 2024. Deposits increased by $153.9 million, or 4.2%, at March 31, 2025 as compared to March 31, 2024. Noninterest-bearing deposits were $966.5 million as of March 31, 2025, compared to $935.5 million as of December 31, 2024 and $974.2 million as of March 31, 2024. Noninterest-bearing deposits represented 25.5% of total deposits as of March 31, 2025. The quarterly change in total deposits was mainly due to a seasonal increase of $70.2 million in public fund deposits and strong organic growth in retail and commercial deposits. The year-over-year increase in total deposits was primarily the result of continued organic growth in retail and commercial deposits.

Asset Quality

The Company recorded a provision for credit losses in the first quarter of 2025 of $420 thousand, compared to $1.2 million in the fourth quarter of 2024 and $830 thousand in the first quarter of 2024. The provision during the first quarter of 2025 was largely attributable to net charge-off activity and increased loan balances, partially offset by improved credit quality as noted below in the nonperforming assets to total assets ratio.

The ratio of allowance for credit losses to loans held for investment was 1.40% as of March 31, 2025, compared to 1.42% as of December 31, 2024 and 1.40% as of March 31, 2024.

The ratio of nonperforming assets to total assets was 0.16% as of March 31, 2025, compared to 0.58% as of December 31, 2024 and 0.10% as of March 31, 2024. A $19.0 million credit was placed back on accrual status at the end of the first quarter of 2025, based on sustained payment performance and improved credit structure. This credit was repaid in full subsequent to March 31, 2025. Annualized net charge-offs were 0.07% for the first quarter of 2025, compared to 0.11% for the fourth quarter of 2024 and 0.13% for the first quarter of 2024.

Capital

Book value per share increased to $27.33 at March 31, 2025, compared to $26.67 at December 31, 2024. The change was primarily driven by $9.8 million of net income after dividends paid and by an increase in accumulated other comprehensive income of $2.7 million, partially offset by stock repurchases of $8.3 million. The tangible common equity to tangible assets ratio (non-GAAP) decreased 28 basis points to 9.64% in the first quarter of 2025, largely due to growth of $173.0 million in tangible assets.

Conference Call

South Plains will host a conference call to discuss its first quarter 2025 financial results today, April 24, 2025, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13752910. The replay will be available until May 8, 2025.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from uncertainty in the banking industry as a whole; increased competition for deposits in our market areas and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; increases in unemployment rates in the United States and our market areas; adverse changes in customer spending and savings habits; declines in commercial real estate values and prices; a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of changes in U.S. presidential administrations or Congress; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Selected Income Statement Data:
Interest income	$59,922	$61,324	$61,640	$59,208	$58,727
Interest expense	21,395	22,776	24,346	23,320	23,359
Net interest income	38,527	38,548	37,294	35,888	35,368
Provision for credit losses	420	1,200	495	1,775	830
Noninterest income	10,625	13,319	10,635	12,709	11,409
Noninterest expense	33,030	29,948	33,128	32,572	31,930
Income tax expense	3,408	4,222	3,094	3,116	3,143
Net income	12,294	16,497	11,212	11,134	10,874
Per Share Data (Common Stock):
Net earnings, basic	$0.75	$1.01	$0.68	$0.68	$0.66
Net earnings, diluted	0.72	0.96	0.66	0.66	0.64
Cash dividends declared and paid	0.15	0.15	0.14	0.14	0.13
Book value	27.33	26.67	27.04	25.45	24.87
Tangible book value (non-GAAP)	26.05	25.40	25.75	24.15	23.56
Weighted average shares outstanding, basic	16,415,862	16,400,361	16,386,079	16,425,360	16,429,919
Weighted average shares outstanding, dilutive	17,065,599	17,161,646	17,056,959	16,932,077	16,938,857
Shares outstanding at end of period	16,235,647	16,455,826	16,386,627	16,424,021	16,431,755
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$536,300	$359,082	$471,167	$298,006	$371,939
Investment securities	571,527	577,240	606,889	591,031	599,869
Total loans held for investment	3,075,860	3,055,054	3,037,375	3,094,273	3,011,799
Allowance for credit losses	42,968	43,237	42,886	43,173	42,174
Total assets	4,405,209	4,232,239	4,337,659	4,220,936	4,218,993
Interest-bearing deposits	2,826,055	2,685,366	2,720,880	2,672,948	2,664,397
Noninterest-bearing deposits	966,464	935,510	998,480	951,565	974,174
Total deposits	3,792,519	3,620,876	3,719,360	3,624,513	3,638,571
Borrowings	110,400	110,354	110,307	110,261	110,214
Total stockholders’ equity	443,743	438,949	443,122	417,985	408,712
Summary Performance Ratios:
Return on average assets (annualized)	1.16%	1.53%	1.05%	1.07%	1.04%
Return on average equity (annualized)	11.30%	14.88%	10.36%	10.83%	10.72%
Net interest margin (1)	3.81%	3.75%	3.65%	3.63%	3.56%
Yield on loans	6.67%	6.69%	6.68%	6.60%	6.53%
Cost of interest-bearing deposits	2.93%	3.12%	3.36%	3.33%	3.27%
Efficiency ratio	66.90%	57.50%	68.80%	66.72%	67.94%
Summary Credit Quality Data:
Nonperforming loans	$6,467	$24,023	$24,693	$23,452	$3,380
Nonperforming loans to total loans held for investment	0.21%	0.79%	0.81%	0.76%	0.11%
Other real estate owned	$600	$530	$973	$755	$862
Nonperforming assets to total assets	0.16%	0.58%	0.59%	0.57%	0.10%
Allowance for credit losses to total loans held for investment	1.40%	1.42%	1.41%	1.40%	1.40%
Net charge-offs to average loans outstanding (annualized)	0.07%	0.11%	0.11%	0.10%	0.13%

	As of and for the quarter ended
	March 31 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Capital Ratios:
Total stockholders’ equity to total assets	10.07%	10.37%	10.22%	9.90%	9.69%
Tangible common equity to tangible assets (non-GAAP)	9.64%	9.92%	9.77%	9.44%	9.22%
Common equity tier 1 to risk-weighted assets	13.59%	13.53%	13.25%	12.61%	12.67%
Tier 1 capital to average assets	12.04%	12.04%	11.76%	11.81%	11.51%
Total capital to risk-weighted assets	17.93%	17.86%	17.61%	16.86%	17.00%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2025			March 31, 2024

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,074,568	$50,577	6.67%	$3,014,537	$48,940	6.53%
Debt securities - taxable	510,354	4,692	3.73%	554,081	5,511	4.00%
Debt securities - nontaxable	153,229	1,014	2.68%	156,254	1,024	2.64%
Other interest-bearing assets	386,979	3,859	4.04%	298,969	3,475	4.67%

Total interest-earning assets	4,125,130	60,142	5.91%	4,023,841	58,950	5.89%
Noninterest-earning assets	171,683			184,293

Total assets	$4,296,813			$4,208,134

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,302,344	15,511	2.73%	$2,285,981	17,997	3.17%
Time deposits	441,895	4,316	3.96%	374,852	3,666	3.93%
Short-term borrowings	3	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,984	835	5.29%	63,798	835	5.26%
Junior subordinated deferrable interest debentures	46,393	733	6.41%	46,393	861	7.46%

Total interest-bearing liabilities	2,854,619	21,395	3.04%	2,771,027	23,359	3.39%
Demand deposits	934,775			958,334
Other liabilities	66,073			70,860
Stockholders’ equity	441,346			407,913

Total liabilities & stockholders’ equity	$4,296,813			$4,208,134

Net interest income		$38,747			$35,591
Net interest margin (2)			3.81%			3.56%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2025	December 31, 2024

Assets
Cash and due from banks	$56,006	$54,114
Interest-bearing deposits in banks	480,294	304,968
Securities available for sale	571,527	577,240
Loans held for sale	13,931	20,542
Loans held for investment	3,075,860	3,055,054
Less: Allowance for credit losses	(42,968)	(43,237)
Net loans held for investment	3,032,892	3,011,817
Premises and equipment, net	50,873	52,951
Goodwill	19,315	19,315
Intangible assets	1,569	1,720
Mortgage servicing rights	24,906	26,292
Other assets	153,896	163,280
Total assets	$4,405,209	$4,232,239

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$966,464	$935,510
Interest-bearing deposits	2,826,055	2,685,366
Total deposits	3,792,519	3,620,876
Subordinated debt	64,007	63,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	58,547	62,060
Total liabilities	3,961,466	3,793,290
Stockholders’ Equity
Common stock	16,236	16,456
Additional paid-in capital	89,799	97,287
Retained earnings	395,652	385,827
Accumulated other comprehensive income (loss)	(57,944)	(60,621)
Total stockholders’ equity	443,743	438,949
Total liabilities and stockholders’ equity	$4,405,209	$4,232,239

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024

Interest income:
Loans, including fees	$50,570	$48,932
Other	9,352	9,795
Total interest income	59,922	58,727
Interest expense:
Deposits	19,827	21,663
Subordinated debt	835	835
Junior subordinated deferrable interest debentures	733	861
Other	-	-
Total interest expense	21,395	23,359
Net interest income	38,527	35,368
Provision for credit losses	420	830
Net interest income after provision for credit losses	38,107	34,538
Noninterest income:
Service charges on deposits	2,141	1,813
Income from insurance activities	28	34
Mortgage banking activities	2,113	3,945
Bank card services and interchange fees	3,379	3,061
Other	2,964	2,556
Total noninterest income	10,625	11,409
Noninterest expense:
Salaries and employee benefits	19,441	18,988
Net occupancy expense	4,027	3,920
Professional services	1,730	1,483
Marketing and development	905	754
Other	6,927	6,785
Total noninterest expense	33,030	31,930
Income before income taxes	15,702	14,017
Income tax expense	3,408	3,143
Net income	$12,294	$10,874

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2025	December 31, 2024

Loans:
Commercial Real Estate	$1,126,800	$1,119,063
Commercial - Specialized	366,796	388,955
Commercial - General	584,705	557,371
Consumer:
1-4 Family Residential	569,799	566,400
Auto Loans	261,629	254,474
Other Consumer	64,090	64,936
Construction	102,041	103,855
Total loans held for investment	$3,075,860	$3,055,054

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2025	December 31, 2024

Deposits:
Noninterest-bearing deposits	$966,464	$935,510
NOW & other transaction accounts	1,302,642	498,718
MMDA & other savings	1,082,596	1,741,988
Time deposits	440,817	444,660
Total deposits	$3,792,519	$3,620,876

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Pre-tax, pre-provision income
Net income	$12,294	$16,497	$11,212	$11,134	$10,874
Income tax expense	3,408	4,222	3,094	3,116	3,143
Provision for credit losses	420	1,200	495	1,775	830
Pre-tax, pre-provision income	$16,122	$21,919	$14,801	$16,025	$14,847

	As of
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Tangible common equity
Total common stockholders’ equity	$443,743	$438,949	$443,122	$417,985	$408,712
Less: goodwill and other intangibles	(20,884)	(21,035)	(21,197)	(21,379)	(21,562)

Tangible common equity	$422,859	$417,914	$421,925	$396,606	$387,150

Tangible assets
Total assets	$4,405,209	$4,232,239	$4,337,659	$4,220,936	$4,218,993
Less: goodwill and other intangibles	(20,884)	(21,035)	(21,197)	(21,379)	(21,562)

Tangible assets	$4,384,325	$4,211,204	$4,316,462	$4,199,557	$4,197,431

Shares outstanding	16,235,647	16,455,826	16,386,627	16,424,021	16,431,755

Total stockholders’ equity to total assets	10.07%	10.37%	10.22%	9.90%	9.69%
Tangible common equity to tangible assets	9.64%	9.92%	9.77%	9.44%	9.22%
Book value per share	$27.33	$26.67	$27.04	$25.45	$24.87
Tangible book value per share	$26.05	$25.40	$25.75	$24.15	$23.56